Exhibit 99.1

Intrexon Appoints Fred Hassan, Distinguished Life Sciences Executive, to Board of Directors

GERMANTOWN, MD, June 30, 2016 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced the appointment of Fred Hassan to its Board of Directors, effective June 30. Mr. Hassan is currently a Partner and Managing Director at Warburg Pincus LLC, a global private equity firm.

Mr. Hassan has been Partner and Managing Director at Warburg Pincus LLC, a global private equity investment institution, since 2011 and, prior to that, served as Senior Advisor from 2009 to 2010. Previously, Mr. Hassan served as Chairman and Chief Executive Officer of Schering-Plough from 2003 to 2009. Before assuming these roles, from 2001 to 2003 Mr. Hassan was Chairman and Chief Executive Officer of Pharmacia Corporation, a company formed as a result of the merger of Monsanto Company and Pharmacia & Upjohn, Inc. He joined Pharmacia & Upjohn, Inc. as Chief Executive Officer in 1997. Mr. Hassan previously held leadership positions with Wyeth serving as Executive Vice President, and was a member of the Board from 1995 to 1997. Earlier in his career, he spent a significant tenure with Sandoz Pharmaceuticals and headed the company’s U.S. pharmaceuticals business.

Mr. Hassan has also been a director of Time Warner Inc. since October 2009 and director of Amgen, Inc. since July 2015. In the course of his career, he has held numerous directorships, including those at Avon Products, Inc. from 1999 to 2013, Bausch & Lomb from 2010 until its acquisition by Valeant Pharmaceuticals International, Inc. in 2013, and Valeant Pharmaceuticals International, Inc. from 2013 to 2014. Mr. Hassan has chaired notable pharmaceutical industry organizations including The Pharmaceutical Research and Manufacturers of America (PhRMA) and The International Federation of Pharmaceutical Manufacturers Associations (IFPMA) and is also a member of The Business Council. He received B.S. degree in chemical engineering from the Imperial College of Science and Technology at the University of London and an M.B.A. from Harvard Business School.

On Mr. Hassan’s joining the Board, Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon, said, “Fred is a legend in our industry and well known for the breadth of his experience and intellect, his leadership and analytical skills and his mentorship of many of the most successful life science leaders who are active today. On behalf of our Board of Directors, I welcome Fred as we look forward to his contributions and insights.”

Mr. Hassan commented, “Watching how Intrexon has grown into a leading player in the world of synthetic biology, which has vast, expanding implications across a number of industries, has been exciting to see. I am pleased to have the opportunity to join Intrexon’s Board and provide guidance to the Company to assist in the ongoing development of its existing and future collaborations, and help realize its significant potential.”

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon.

Trademarks

Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com